Exhibit 10.4

AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement entered into August 19, 2004 between Oren G. Shaffer (the “Executive”) and Qwest Services Corporation, a Colorado corporation (the “Company”) (the “Employment Agreement”) is made and entered into on October 21, 2005 between the Executive and the Company.

WITNESSETH THAT:

WHEREAS, the parties previously entered into the Employment Agreement pertaining to the employment of the Executive by the Company; and

WHEREAS, the parties desire to amend the Employment Agreement in certain respects as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive and Company hereby amend the Employment Agreement as follows:

1.             Subparagraph 3(e) is hereby amended in its entirety to provide as follows:

(e)  In the event that the Executive resigns from the employ of the Company (other than pursuant to a Constructive Discharge or by reason of a Disability) prior to January 1, 2007, or is terminated by the Company for Cause, any vested option or unexercised portion thereof granted under subparagraph (a) above may be exercised, to the extent such option would have been exercisable by the Executive on the date on which the Executive ceased to be an employee, within three months of such date, but in no event later than the date of expiration of the term of the option.  In the event of a termination of the Executive’s employment by the Company without Cause or by the Executive by reason of a Constructive Discharge or in the event that the Company does not renew this Agreement in accordance with the provisions of subparagraph 1, any such vested option shall be exercisable for six (6) years following such date of termination of employment, but in no event later than the expiration of the term of the option.  In the event of termination of employment due to the death or Disability of the Executive while an employee of the Company or in the event of death within not more than three months after the date on which the Executive ceases to be an employee, any such option or unexercised portion thereof may be exercised, to the extent exercisable at the date on which the Executive ceased to be an employee, by the Executive or the Executive’s personal representatives, heirs or legatees at any time prior to six (6) years after the date on which the Executive ceased to be an employee, but in no event later than the date of the expiration of the term of the option.  With respect to all option grants except those awarded on March 4, 2005 (1,000,000 options with an exercise price of $3.89), March 3, 2003 (650,000 options with an exercise price of $3.44), and July 8, 2002 (2,000,000 options with an exercise price of $2.10), in the event the Executive resigns or retires from the employ of the Company after December 31, 2006 any such vested option shall be exercisable for six (6) years following such date of termination of employment, but in no event later than the expiration of the term of the option.

2.             Subparagraph 3(h) is hereby amended in its entirety to provide as follows:

“(h)         Executive has received, and is eligible to receive, such additional options and restricted stock grants under the Equity Incentive Plan as determined by the Compensation and Human Resources Committee or its proper delegate.”

3.             The first clause of the third sentence of paragraph 4(c) is hereby amended to provide as follows:

“Following termination of employment of the Executive with the Company for any reason other than Cause . . .”

4.             Paragraph 4(g) is hereby amended in its entirety to provide as follows:

“Following termination of employment of the Executive with the Company for any reason other than cause, as defined in subparagraph 6(b), Company shall provide Executive with, and shall pay the reasonable costs associated with, a private office, an executive assistant, telephone services, and appropriate office and computer equipment, for a period of five years from the date of Executive’s termination of employment with the Company for any reason other than Cause.”

5.             The second sentence of the introductory paragraph of paragraph 6 is hereby amended to provide as follows:

“Upon termination of the Executive’s employment for any reason other than Cause or upon non-renewal of this Agreement, Executive, or his estate,  shall receive an Annual Bonus at target for the previous fiscal year, if such bonus has not already been paid to Executive, , and any employee benefits to which the Executive is entitled by reason of his employment shall be promptly paid to the Executive or his estate.”

6.             Subparagraph 6(a) is hereby deleted in its entirety.

7.             Subparagraph 6(c) is hereby amended in its entirety to provide as follows:

Termination Without Cause, Upon Death or Disability or Upon Voluntary Resignation after December 31, 2006. If the Company terminates the Executive without Cause, or notifies the Executive of the non-renewal of this Agreement in accordance with the provisions of subparagraph l(a), or if the Executive’s employment is terminated by reason of death or by reason of Executive’s Disability, or if the Executive’s employment terminates for any reason (including the non-renewal of this Agreement) other than Cause or Occurrence of a Change of Control in QCII pursuant to subparagraph 6(d)(vi), on or after January 1, 2007, the Executive or, in the event of his death, his estate, shall be entitled to a prompt lump sum cash payment equal to the sum of (i) a prorata Annual Bonus payment for the year of termination based upon the Executive’s target bonus for such year and (ii) the product of two (2) times the sum of the Executive’s then current Base Salary and Annual Bonus at target. For purposes of the preceding sentence, the Annual Bonus component shall be based upon the target bonus for the year of termination. If such termination without Cause or notice of non-renewal occurs within two (2) years after a

Change in Control, (A) the Executive’s pension benefits under subparagraph 4(e) above shall be calculated as if the Executive had two additional years of service at his then Base Salary and target Annual Bonus and were two years older, and (B) the lump sum payment referred to in the first sentence of this section 6(c) shall be equal to the sum of (1) a pro rata Annual Bonus payment for the year of termination based upon the Executive’s target bonus for such year and (2) the product of three (3) times the sum of the Executive’s then current Base Salary and target Annual Bonus.   The Executive or the Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Agreement Term. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time.

7.             Except as specifically set forth above, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused this Amendment to be executed in its name and on its behalf, all on the day and year first above written.

COMPANY:

QWEST SERVICES CORPORATION

By:

ATTEST:

EXECUTIVE:

Oren G. Shaffer